                                                               EXHIBIT (A)(1)(H)

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 11, 2000 and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares.

    The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state.

    In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Lehman Brothers Inc. (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.

                                       AT

                              $22.00 NET PER SHARE

                                       BY

                             FIS ACQUISITION CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                        AUTOMATIC DATA PROCESSING, INC.

    FIS Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"), at a price of $22 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, shareholders shall mean holders of Shares.
--------------------------------------------------------------------------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 8, 2000 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY THE PURCHASER OR PARENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE SECTION 14 OF THE OFFER TO PURCHASE.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 2, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any subsidiary or affiliate of Parent, the Purchaser or by the Company) will be converted into the right to receive $22 in cash, without interest. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives written notice to Wilmington Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

    The Purchaser expressly reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open, if at the expiration date of the Offer any of the conditions specified in Section 14 of the Offer to Purchase have not been satisfied or such extension is required by the Securities and Exchange Commission, by giving written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

    Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer. A subsequent offering period is an additional period of time from 3 to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, Shares not tendered in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will be available for Shares tendered during a subsequent offering period and no withdrawal rights will be available during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. During the subsequent offering period, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. See Section 1 of the Offer to Purchase.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date (as defined below) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 11, 2000. The term "Expiration Date" means 12:00 midnight, New York City time, on June 8, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term Expiration Date shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution or by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be tendered by repeating one of the procedures set forth in Section 2 of the Offer to Purchase prior to expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. Requests are being made to the Company for the use of the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares and communicating with shareholders in connection with the Offer. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager, and will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                       BANKERS AND BROKERS CALL COLLECT:
                                 (212) 750-5833
                           ALL OTHERS CALL TOLL FREE:
                                 (888) 750-5834

                      The Dealer Manager for the Offer is:
                              LEHMAN BROTHERS INC.
                          THREE WORLD FINANCIAL CENTER
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10285
                 CALL COLLECT: (212) 526-9611 OR (212) 526-3046

May 11, 2000